Exhibit 10.12

[WEST LOGO TO APPEAR HERE]

To:	Mark V. Lavin
From:	Nancee R. Berger
Date:	February 10, 2003

Re:	2003 Compensation Plan

Your 2003 compensation plan (“Plan Year”) for your employment as President for West Telemarketing Corporation (the “Company”) is as follows:

1.	Your base salary will be $200,000. Should you elect to voluntarily terminate your employment, you will be compensated for your services through the date of your actual termination per your Employment Agreement.

2.	The rate factors used to calculate your pre-tax, pre-corporate allocation profit bonus are being revised according to the schedule below. You are eligible to receive a quarterly performance bonus based on each quarter’s pre-tax, pre-corporate allocation profit growth when compared to the same quarter the previous year. A negative differential will result in a loss carry forward to be applied to future bonus calculations. The bonus will be calculated by multiplying the year-to-date pre-tax, pre-corporate allocation profit differential times the rate factor from the table below minus bonuses paid year-to-date for the respective calendar year.

Rate Factor

.035

3.	You will also be eligible for a one-time bonus of $100,000 for producing total revenue of $67,500 per workstation in 2003. This calculation will be defined and will include India, but not training stations, in the count. The annual bonus earned will be paid within thirty (30) days after financial statements for December 2003 are prepared, but in no event will be paid later than February 28, 2004.

4.	In addition, if West Corporation achieves 2003 net income of $.05 per share above West’s stated expected 2003 EPS, you will be eligible to receive an additional one-time bonus of $50,000. You will be paid the amount due for the quarterly bonus within thirty (30) days after the financial statements for December 2003 are prepared, but in no event will be paid later than February 28, 2004.

5.	All pre-tax, pre-corporate allocation profit and net income objectives are based upon the Company’s operations and will not include profit and income derived from mergers, acquisitions, joint ventures, stock buybacks or other non-operating income unless specifically and individually included upon completion of the transaction.

6.	The benefit plans, as referenced in Section 7(i), shall include insurance plans based upon eligibility pursuant to the plans. If the insurance plans do not provide for continued participation, the continuation of benefits shall be pursuant to COBRA. In the event Employee’s benefits continue pursuant to COBRA and Employee accepts new employment during the consulting term, Employee may continue benefits thereafter to the extent allowed under COBRA. In no event shall benefits plans include the 401K Plan or the 1996 Stock Incentive Plan.

By:	/s/ MARK LAVIN
Employee—Mark V. Lavin